Exhibit 13.1

     The certification set forth below is being submitted in connection with the Annual Report on Form 20-F for the year ended December 31, 2005 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

     Warren East, the Chief Executive Officer and Tim Score, the Chief Financial Officer of ARM Holdings plc, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of ARM Holdings plc.

Date: May 23, 2006

/s/	Warren East

Name:	Warren East
Title:	Chief Executive Officer

/s/	Tim Score

Name:	Tim Score
Title:	Chief Financial Officer